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                                                                   EXHIBIT 99.1


                                 [ORAVAX LOGO]

                     ORAVAX, INC. ANNOUNCES PLANS TO MERGE
                      WITH PEPTIDE THERAPEUTICS GROUP PLC

      - Pasteur Merieux Connaught Provides Additional Funding to OraVax -

CAMBRIDGE, MA, NOVEMBER 11, 1998 -- OraVax, Inc., (Nasdaq: ORVX) a Cambridge, Massachusetts biopharmaceutical company, announced today that it has entered into an agreement to be merged with Cambridge, England based Peptide Therapeutics Group PLC (LSE: PTE) for stock of Peptide Therapeutics Group PLC (Peptide) and cash totaling approximately $15 million. The merger will create a larger biopharmaceutical company involved in the development of novel drugs, vaccines and antibody products that control significant diseases. The merged company will have a total of ten products in development, six of which are currently in clinical trials, with a further four scheduled to go into clinical trials in the next twelve months, and multiple corporate partnerships including those with Pasteur Merieux Connaught and SmithKline Beecham. This new business combination will result in a broader portfolio of product programs, greater market presence and potential for expanded corporate partnerships.

The transaction will take the form of a merger of OraVax with a subsidiary of Peptide formed for the transaction, and OraVax will become a wholly owned subsidiary of Peptide following the merger. Completion of the merger is subject to certain conditions, including approval by the stockholders of each company. The merger is expected to be completed during the first quarter of 1999.

Simultaneous with the execution of the Merger Agreement, Peptide purchased approximately 95% of the outstanding 6% Convertible Preferred Stock of OraVax at an aggregate price of approximately $3 million. Upon completion of the merger the Convertible Preferred Stock, held by Peptide, will be retired. Holders of options and warrants for the purchase of the OraVax Common Stock will receive options and warrants for Peptide ordinary shares in exchange for their options or warrants.

Holders of OraVax common stock will receive ordinary shares of Peptide, with a value of approximately $15 million, less the amount of cash paid by Peptide to acquire the Convertible Preferred Stock and certain other securities of OraVax. It is currently anticipated that the ordinary shares will be in the form of American Depository Shares (ADSs) and, if they are in this form, Peptide will apply to the Nasdaq for listing of the ADSs. The exchange ratio of Peptide ordinary shares for OraVax common stock delivered in the merger will be determined based on the price of the Peptide ordinary shares on the London Stock Exchange for the ten days prior to the third business day, prior to the closing, provided that the price used to determine the exchange ratio will not be less than $1.49 nor more than $2.24.
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Based on a Peptide share price of 112.5 pence ($1.87) on November 10, 1998, the last trading day prior to execution of the Merger Agreement, the total number of ordinary shares of Peptide to be issued would be approximately 6.4 million. Peptide currently has 36.4 million shares outstanding.

OraVax also announced the completion of a bridge loan from its partner in the Helicobacter pylori (H. pylori) venture, Pasteur Merieux Connaught (PMC), in the amount of $3 million, to provide operating funds for OraVax during the period prior to the anticipated closing of the merger with Peptide, PMC has been a joint venture partner with OraVax since 1995, and together they are developing vaccines for OraVax's lead program in the area of H. pylori for the treatment of gastric ulcers. This loan is secured by a 12% partnership interest of OraVax in the joint venture and is repayable to PMC--$2 million January 31, 1999 and $1 million July 1, 1999. In addition, Peptide has agreed to provide additional working capital financing on a secured basis under certain circumstances.

The merger is contingent upon Peptide raising additional capital to provide sufficient working capital for the combined company following the merger, as required by the rules of the LSE.

"We are truly excited about the synergies between our companies exemplified by our ongoing collaboration on live vector H. pylori vaccines, and mutual commitment to developing high-value therapeutic and vaccine products for commercialization. I look forward to working with the team at Peptide, and the enhanced potential to advance the combined product portfolio and forming new corporate partnerships," said Dr. Lance Gordon, President and Chief Executive Officer of OraVax, Inc. He added, "We appreciate the support of PMC in providing short-term financing, which is consistent with its longstanding commitment to OraVax, as a committed and high quality partner."

Dr. John Brown, of Peptide Therapeutics Group PLC stated "The combination of Peptide and OraVax creates a leading player in the development of innovative vaccines. Our complementary product pipelines, technology, expertise and corporate partners position us to address significant unmet needs in the rapidly growing $4 billion worldwide vaccine market."

OraVax, Inc. is being advised by Hambrecht & Quist and Peptide is being advised by BT Alex. Brown International in connection with this transaction.

OraVax, Inc. is a biopharmaceutical company engaged in the discovery, development and commercialization of the therapeutic and preventive vaccines and antibody products that control human infectious diseases. The Company's pipeline includes vaccines or antibody products against H. pylori, respiratory syncytial virus, Clostridium difficile, and the ChimeriVaxO family of single-dose, live-attenuated virus vaccines. OraVax will be the exclusive marketer and distributor of Evans Medical Limited's yellow fever vaccine ArilvaxO once licensed in the United States.

Peptide is a biopharmaceutical company based in Cambridge, England involved in research and development of novel drugs and vaccines.
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This news release contains forward looking statements that involve risks and uncertainties, including the timing and results of clinical trials and other product development and commercialization risks, the risks of satisfying the regulatory approval process in a timely manner, the need for the availability of additional capital, and other risks detailed in the Company's filings with the Securities and Exchange Commission.